                                                        EXHIBIT 12

                                     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown.
                                                             2000           1999           1998           1997           1996
                                                         ------------   ------------   ------------   ------------   ------------
Net Earnings                                             $ 38,250,664   $ 35,311,517   $ 32,441,198   $ 30,384,643   $ 19,839,374

Fixed Charges:
  Interest on Indebtedness                                 26,436,979     21,864,179     13,444,646     11,477,929      7,206,291
  Amortization of Discount Relating to Indebtedness            91,211         55,758         15,244              -              -
  Amortization of Treasury Lock Gain                         (478,846)      (245,388)             -              -              -
  Amortization of Deferred Charges                            804,388        723,310        710,491        825,014        748,638
                                                         ------------   ------------   ------------   ------------   ------------
                                                           26,853,732     22,397,859     14,170,381     12,302,943      7,954,929

Net Earnings Before Fixed Charges                        $ 65,104,396   $ 57,709,376   $ 46,611,579   $ 42,687,586     27,794,303
                                                         ============   ============   ===========================   ============

Divided by Fixed Charges
  Fixed Charges                                          $ 26,853,732   $ 22,397,859   $ 14,170,381   $ 12,302,943   $  7,954,929
  Capitalized and Deferred Interest                           646,897      1,111,165      1,111,615        133,202              -
                                                         ------------   ------------   ------------   ------------   ------------
                                                         $ 27,500,629   $ 23,509,024   $ 15,281,996   $ 12,436,145   $  7,954,929
                                                         ============   ============   ============   ============   ============
Ratio of Net Earnings to Fixed Charges                           2.37           2.45           3.05           3.43           3.49
                                                         ============   ============   ============   ============   ============


Advisor Acquisition Costs                                $  1,521,063   $  9,824,172   $  5,501,343   $          -   $          -
                                                         ============   ============   ============   ============   ============

Net Earnings After Advisor Acquisition Costs
      and Fixed Charges  (1)                             $ 66,625,459   $ 67,533,548   $ 52,112,922   $ 42,687,586   $ 27,794,303
                                                         ============   ============   ============   ============   ============

Ratio of Net Earnings After Advisor
  Acquisition Costs to Fixed Charges  (1)                        2.42           2.87           3.41           3.43           3.49
                                                         ============   ============   ============   ============   ============

(1)The Company's revolving line of credit and notes payable covenants provide for fixed charge coverage ratios to  be calculated before Advisor Acquisiton Costs.